                                                                   Exhibit 10.16

                     THE MARKED PORTIONS OF THIS AGREEMENT
                     HAVE BEEN OMITTED AND FILED SEPARATELY
                        WITH THE COMMISSION PURSUANT TO
                     A REQUEST FOR CONFIDENTIAL TREATMENT.


                              CONCESSION AGREEMENT
                              --------------------

     THIS CONCESSION AGREEMENT ("Agreement") is made and executed this 17th day of September, 1996 by and between SEAVISION INC., a Delaware corporation ("SEAVISION") and ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation ("RCCL").

                              W I T N E S S E T H:
                              --------------------

     RCCL operates the vessels MAJESTY OF THE SEAS and RHAPSODY OF THE SEAS (which vessel is currently under construction and scheduled to be delivered in April 1997) (collectively the "Vessel" or "Vessels");

     SEAVISION has the expertise in providing interactive television and video entertainment systems; and

     RCCL desires to grant to SEAVISION a concession on the Vessels as described herein and SEAVISION desires to accept the concession, on the terms set forth herein:

1. Concession. RCCL hereby grants to SEAVISION and SEAVISION hereby accepts the concession for providing an interactive television and video entertainment system to RCCL, and passengers on each Vessel on the terms and conditions set forth herein.

2.   SEAVISION's Responsibilities.
     ----------------------------

     a)  Services.  SEAVISION hereby agrees to provide, at no charge to RCCL, an
         --------
         interactive television and video entertainment system (the "System") consisting of the hardware and software described or listed on Exhibit A attached hereto, and to provide the services (the "Services") set forth on Exhibit B attached hereto. The System shall conform to the technical performance standards set forth on Exhibit C and the specifications set forth on Exhibit D attached hereto. RCCL may elect to use customized graphic displays ("look and feel") for the System on the television screens, which displays must be compatible with the then existing technical standards of the System, provided that if RCCL so elects, RCCL shall bear the cost of development of such graphics. SEAVISION agrees that there shall be no charge where RCCL uses existing language and merely changes the logo on a screen or similar minor changes. If RCCL elects to use such customized graphics displays, RCCL may either (i) develop such customized graphics itself or contract for such development through a third party, in which event SEAVISION will reasonably cooperate with RCCL or such third-party, or (ii) request SEAVISION to develop such customized graphics, in which event SEAVISION will undertake such development on terms mutually agreeable to the parties. SEAVISION agrees that the cost for such customization shall not exceed [Redacted - confidential treatment requested]. This amount includes the "look and feel" changes required by RCCL; all screen productions; four language variations (including English); all audio voice-overs; and all video digitalization (MPEG) processes on Beta SP masters supplied by RCCL. The MPEG process will be provided for the first four RCCL Vessels at no additional cost. On any additional vessels, the MPEG process shall be charged at the rate of [Redacted - confidential treatment requested]. SEAVISION shall be responsible for providing any additional hardware for the System, except the in-cabin television sets and control modules.

     b)  Upgrades.  SEAVISION agrees to provide upgrades to the hardware and/or
         --------
         software used in the System, at no cost to RCCL, at such times and in such manner as is reasonably necessary or appropriate, in SEAVISION's sole opinion, to maintain the System. RCCL shall have the right to review and approve any such upgrade prior to its installation on any Vessel, which approval shall not be unreasonably withheld or delayed by RCCL.

     c)  Installation.  The System shall be installed and fully functional
         ------------
         onboard the MAJESTY OF THE SEAS on or before December 10, 1996. The installation on RHAPSODY OF THE SEAS shall be completed and the System fully operational prior to April 25, 1997.

     d)  Maintenance.  SEAVISION shall be responsible for ensuring that the
         -----------
         System is in good, proper working order at all times during the Term of this Agreement. The System shall at all times meet the technical specifications set out in Exhibit C to this Agreement. SEAVISION shall coordinate all work on the System with each Vessel's Chief Engineer and/or Chief Electrician.

     e)  Comment Cards.  SEAVISION acknowledges that RCCL distributes to and
         -------------
         collects from passengers comment cards requesting satisfaction ratings of on-board services. SEAVISION agrees to address any issues raised by such comment cards and to use reasonable efforts to comply with RCCL requests to make changes to the System to correct deficiencies noted in the System which are identified in the comment cards.

3.   RCCL's Responsibilities.
     -----------------------

     a)  Access to Vessel.  RCCL hereby agrees to make available to SEAVISION in
         ----------------
         respect to each Vessel (a) the Vessel to the extent necessary for SEAVISION's installation, operation and maintenance of the System, including but not limited to granting SEAVISION personnel reasonable access to the television studio and video distribution system, (b) such personnel as are reasonably necessary or appropriate to assist in the successful installation, operation and maintenance of the System, including but not limited to appropriate on-board support for, and oversight of, the installation, operation and maintenance of the System by a designated officer on that Vessel (provided however, primary responsibility for maintenance and upkeep shall be the responsibility of SEAVISION), (c) all reasonably necessary systems integration support to allow the System to communicate with RCCL's on-board systems, and (d) appropriate accommodations on-board the Vessel for the SEAVISION personnel who are engaged in installing, operating or maintaining the System on the Vessel.

     b)  Executive Personnel.  With the prior approval of RCCL, SEAVISION's
         -------------------
         executive personnel may travel from time to time on the Vessels as needed to insure the performance by SEAVISION of its obligations hereunder. In such cases, RCCL will make available, at no charge (except for port charges, gratuities and personal items), passenger-type accommodations for such executive personnel, unless all passenger facilities have been utilized by paying passengers. Such executive personnel shall travel alone on a space available basis and not with their families or other guests and shall be bound by and subject to all the terms and conditions of RCCL's passenger ticket contract.

     c)  Marketing.  RCCL hereby agrees to provide reasonable marketing support
         ---------
         for the System on-board the Vessels. Such marketing support shall include, but not be limited to in-cabin collateral material, coverage in the Cruise Compass and daily television guide (if any), mention by the Cruise Director during his or her introductory remarks to passengers on the Ship, and such other activities of a supporting nature as are acceptable to both parties to this Agreement. RCCL hereby agrees to work with SEAVISION's marketing personnel to develop appropriate and effective means for testing and gauging passenger reaction to the System on a regular basis. RCCL shall from time to time, provide access to the Vessels while in their home port for SEAVISION personnel and guests to demonstrate the System to potential advertisers, marketers and clients. Such visits shall be requested in advance and RCCL reserves the right to refuse to allow such visitors onboard the Vessels on certain days. In addition, access to various parts of the Vessel may be restricted.

     d)  Data.  RCCL hereby agrees to provide the SEAVISION onboard manager with
         ----
         the following data in electronic form (i.e., diskettes, tapes or similar means) with respect to each passenger onboard the Vessel:
         name, cabin assignment, dining assignment and folio number. In the event SEAVISION acquires any additional passenger information such as addresses and phone numbers as a result of the passenger's use of the System (e.g. through the purchase of items to be mailed to the passenger's home), SEAVISION agrees to keep such information in confidence and not to sell, exchange or otherwise provide such information to any other party without the prior written consent of RCCL. Without limiting the foregoing, SEAVISION shall not sell any lists of RCCL passenger names or use such names in any manner other than as may be required to fulfill its obligations under this Agreement. In the event SEAVISION is required to provide the information to a fulfillment house to process orders, SEAVISION shall use commercially reasonable efforts to ensure that such information is kept confidential by such fulfillment house.

     e)  Collection of funds.  RCCL hereby agrees to collect all monies paid or
         -------------------
         payable by passengers in respect of Services provided on or through the System and charged to the respective on-board account of such passengers, except as set forth in Section 6 of this Agreement.

     f)  Equipment.  RCCL hereby agrees to provide all in-cabin televisions and
         ---------
         television control modules; provided however, the maximum cost to RCCL for such television control modules shall be [Redacted - confidential treatment requested] per Vessel and SEAVISION shall be responsible for any cost in excess of the [Redacted - confidential treatment requested]. SEAVISION shall identify the specifications and requirements for such television control modules. RCCL shall have the option of purchasing such control modules from SEAVISION at cost.
         RCCL shall retain title to all television sets and control modules.

4.   Regular Television.  RCCL shall retain all rights to use and control the
     ------------------
     contents of all television channels which are not specifically designated and utilized on a continuous basis as SEAVISION interactive channels. RCCL shall have the right to operate a minimum of 20 "Regular Television" channels through the SEAVISION System. RCCL's programming on such channels may include, but is not limited to, advertising and promotion of RCCL's products, concessionaires, shore excursions and other vendors under contract with RCCL.

5.   Revenue-Sharing.  For each Vessel under this Agreement, the following
     ---------------
     revenue sharing shall apply:

     a) SEAVISION shall be entitled to retain [Redacted - confidential treatment requested] of the first [Redacted - confidential treatment requested] of the Adjusted Gross Revenue.


     b) Once the aggregate of the Adjusted Gross Revenue equals or exceeds [Redacted - confidential treatment requested] (the "Revenue Sharing Date") then:

          i) RCCL shall be entitled to retain [Redacted - confidential treatment requested] of the first [Redacted - confidential treatment requested] of the Adjusted Gross Revenues during the twelve (12) months immediately following the Revenue Sharing Date and each twelve (12) month period thereafter during the term of this Agreement; and

          ii) RCCL shall be entitled to retain [Redacted - confidential treatment requested] of the Adjusted Gross Revenue between [Redacted -confidential treatment requested] and [Redacted - confidential treatment requested] during the twelve (12) months immediately following the Revenue Sharing Date and each twelve
               (12) month period thereafter during the term of this Agreement;
               and

          iii) RCCL shall be entitled to retain [Redacted - confidential treatment requested] of all Adjusted Gross Revenues exceeding [Redacted -confidential treatment requested] during the twelve
               (12) months immediately following the Revenue Sharing Date and each twelve (12) month period thereafter during the term of this Agreement.

     c) "Adjusted Gross Revenue" for purposes of this Agreement, shall mean the aggregate of all amounts paid to RCCL by passengers in connection with use of the Revenue Generating and Pay-Per-View Services provided by the System and charged to such passengers' respective onboard accounts by RCCL on each Vessel less the cost of goods set forth in Exhibit E.

6.   Payment Terms.
     -------------

     a)  Reports.  On or before the twenty-first day of each calendar month
         -------
         during the Term of this Agreement, SEAVISION shall provide RCCL with a written report detailing the Adjusted Gross Revenue from cruises completed during the prior calendar month (any cruise commencing before last day of month will be considered completed in that current month). The report shall separately identify the Adjusted Gross Revenue for each module and the cost of goods and shall be in the form attached as Exhibit F. This report shall govern the determination of fees to be retained by RCCL and the revenues to be remitted by RCCL to SEAVISION under the terms of this Agreement. In addition, SEAVISION shall provide the reports listed on Exhibit G, samples of which reports are attached as part of Exhibit G. SEAVISION shall provide any and all hardware and/or software reasonably necessary or appropriate to interface SEAVISION's accounting software with the Vessel's property management system in order for SEAVISION to obtain accurate accounting information for such reports, as further discussed in Section 3a)(c) above.

     b)  Settlement.  Within thirty (30) days after RCCL's receipt of the
         ----------
         monthly report delivered to RCCL by SEAVISION pursuant to the terms of subsection a) above, RCCL shall remit to SEAVISION the Adjusted Gross Revenue during the calendar month applicable to such report, less RCCL's share of such Adjusted Gross Revenue as provided in Section 5. SEAVISION shall pay to RCCL its portion of the Adjusted Gross Revenue associated with the advertising within thirty (30) days of the close of each month.

     c)  Refunds.  SEAVISION shall be liable for any refunds, chargebacks,
         -------
         adjustments or uncollectible accounts (collectively the "Refunds") attributable to the Services hereunder. Such Refund shall be made by RCCL on the passenger's credit card (if applicable) and RCCL shall be entitled to offset the full amount of any Refund (less any amounts previously paid to RCCL under Section 5 relating to such Refund) against future amounts to be paid SEAVISION as its portion of the Adjusted Gross Revenue. All communications regarding Refunds should be made to RCCL's Accounting Department, attention Supervisor, Collections. SEAVISION agrees to cooperate and promptly respond to requests for information regarding any Refund. SEAVISION shall not make any Refunds directly to the passenger, unless the purchase was made on a separate credit card processed by SEAVISION. RCCL shall be entitled to retain funds, in the amount of 15% of the Adjusted Gross Revenue for the last three months of the Agreement, in escrow for one
         (1) year following termination of this Agreement in order to pay for any Refunds. SEAVISION shall remain responsible for any Refunds incurred within one year after termination of the Agreement.

     d)  Credit Cards.  RCCL, in its sole option, has the right to require
         ------------
         SEAVISION to have all purchases made under the shopping module charged to a credit card in a separate transaction which SEAVISION would be responsible for processing and credit card commission. In such event, SEAVISION shall pay RCCL its portion of the Adjusted Gross Revenue attributable to such purchases within thirty (30) days of the close of each month.

7.   Term.  This Agreement shall be effective as the date of execution hereof
     ----
     and shall continue for a period of four (4) years thereafter. Either party may cancel this Agreement, without cause, upon six (6) months prior written notice to the other party; provided, however, such notice cannot be given
                                --------  -------
     until at least one (1) year after execution of this Agreement. The Agreement is-cancelable for cause in accordance with the provisions set forth in Section 17 of this Agreement.

8.   Additional Vessels.
     ------------------

     a)  Grandeur and Enchantment.  RCCL has the option to add its vessels,
         ------------------------
         GRANDEUR OF THE SEAS (delivery scheduled for December 1996) and ENCHANTMENT OF THE SEAS (delivery scheduled for July 4, 1997), or either one of them, as additional vessels under this Agreement. Such additional vessels shall be governed by the same terms and conditions contained in this Agreement and, if added, shall be considered a "Vessel" as said term is defined in this Agreement. Either party may cancel this Agreement, without cause, as to those additional vessels upon six (6) months prior written notice to the other party; provided,
                                                                       --------
         however, such notice cannot be given as to such vessels until at least
          -------
         one (1) year after installation of the System on the vessel. RCCL shall give SEAVISION notice of its desire to add the System on these vessels at least fourteen (14) weeks in advance of the required installation date.

     b)  Other Vessels.  In the event RCCL desires to add other vessels to this
         -------------
         Agreement, the terms and conditions governing such vessels shall be subject to the mutual agreement of the parties. SEAVISION acknowledges that in the event RCCL significantly increases the number of vessels on which the system is installed, or if RCCL grants SEAVISION an exclusive right to provide interactive television on RCCL's vessels, that RCCL shall have the right to re-negotiate the terms and conditions governing such additional vessels, including but not limited to the revenue Sharing provisions set forth in Section 5.

     c)  Freeze Period.  RCCL agrees that during the period between execution of
         -------------
         this Agreement and August 31,1997, RCCL shall not enter into a contract with any party other than SEAVISION to provide interactive television on any RCCL vessel.

9.   Facilities and Equipment.
     ------------------------

     a)  "As is".  SEAVISION accepts "as is" the existing facilities and
          -----
          fixtures on the Vessels for the Concession. SEAVISION accepts "as is" the existing storage facilities and all water, electricity, television cabling and air conditioning systems incident to SEAVISION's operations on the Vessel with consideration given to the fact that the Vessel's storage facilities are limited. SEAVISION shall have the opportunity of making a detailed site inspection of the facilities prior to installation of the System. SEAVISION has provided RCCL with specifications regarding HVAC and electrical requirements, which specifications are attached hereto as Exhibit H. RCCL agrees that it shall be RCCL's obligation to ensure that the HVAC and electrical specifications are met.

     b)  Damage.  SEAVISION shall give RCCL prompt written notice of any damage
         ------
          to or defective condition in any part of the plumbing, electrical, heating, air conditioning, television cabling or other system serving, located in, or passing through the areas in which the Concession is operating. Except as otherwise provided herein, SEAVISION shall, at its own expense, keep the facilities under its control in good order and condition during the term of this Agreement. SEAVISION shall not make any alterations or additions to the such facilities without the prior written consent of RCCL. Upon the termination of this Agreement, RCCL shall have the option of requiring SEAVISION to remove any such improvements at SEAVISION's cost and expense.

     c)  Storage.  Subject to the provisions of subsection f) below, SEAVISION
         -------
         shall be solely responsible for its storage areas and facilities and will bear the risk of loss caused by SEAVISION's breach of any governmental regulation or for SEAVISION's failure to comply with requirements relative for the manifesting of goods for customs purposes and for loading or off-loading on Landed Goods Advice (LGAs).

     d)  Locks and Security.  RCCL will provide normal locks, seals and security
         ------------------
         for storage areas and RCCL will cooperate in all efforts to provide security for the property of SEAVISION, including all reasonable efforts to see that said areas are not invaded or otherwise entered. RCCL acknowledges that SEAVISION has no enforcement or disciplinary power as to personnel other than SEAVISION's employees on board the Vessel and RCCL agrees that the Vessel, through its Master, will cooperate with SEAVISION to enforce security of SEAVISION's property through such disciplinary measures or procedures as are reasonably necessary and required.

     e)  Safe Storage.  Subject to the approval of the Master, SEAVISION shall
         ------------
         safely stow for sea, and will maintain such safe stowage for sea, all stores and other of its property, as well as all equipment, furniture, or other items and any other property belonging to RCCL which SEAVISION may use to perform its obligations hereunder, or which otherwise may be in SEAVISION's control.

     f)  Unseaworthy Condition.  SEAVISION shall not knowingly create an
         ---------------------
         unseaworthy condition in the performance of its obligations hereunder. SEAVISION shall operate the Concession in a safe, careful and businesslike manner.

     g)  Carrier's Release.  Upon expiration or termination of this Agreement
         -----------------
         for whatever reason, RCCL agrees to provide SEAVISION with a carrier's release releasing all of SEAVISION's goods, equipment and wares for off-loading, at the regularly scheduled port or port(s), as SEAVISION may select, and that it will, in no way, inhibit or hamper SEAVISION's right to take possession of the goods, equipment and wares and remove the same from the Vessel, provided that all sums due RCCL or the Vessel have been paid or placed in escrow or a bond for said amount is purchased by SEAVISION. Notwithstanding anything to the contrary herein, SEAVISION shall at all times retain title to all components of the System which are provided by SEAVISION.

10.  On-Board Personnel.
     ------------------

     a)  Training.  SEAVISION will engage in its service aboard the Vessel one
         --------
         (1) employee sufficiently trained and licensed in his/her duties who will perform SEAVISION's obligations hereunder and in accordance with the terms of this Agreement in a courteous and efficient manner so as to meet high standards of operation ("SEAVISION's Operator(s)"). RCCL shall have the option of replacing SEAVISION's Operator(s) with its own personnel, at RCCL's expense, and SEAVISION agrees to provide training for such RCCL personnel. RCCL agrees that such RCCL personnel shall have the appropriate background and training to oversee the operation of the System. Such RCCL personnel shall be bound by the confidentiality provisions of this Agreement.

     b)  Rooms.  SEAVISION's Operator shall be berthed in a semi-private (double
         -----
         occupancy) staff room which shall be assigned at RCCL's sole discretion. The Operator shall be considered the equivalent of an officer with two stripes and shall have the rights and privileges (as generally set out on Exhibit I.) associated with that level of individual onboard the Vessel.

     c)  Meals.  SEAVISION's Operator shall eat staff food in the appropriate
         -----
         staff dining areas.

     d)  Appearance.  SEAVISION's Operator shall, at all times, keep
         ----------
         himself/herself neatly groomed, well spoken and suitably attired in compliance with Master's Standards.

     e)  Control.  Subject to the provisions of Section 12, SEAVISION, at all
         -------
         times, has the obligation and right to control all of the personnel engaged by SEAVISION to perform its obligations hereunder.

11.  Experience.  SEAVISION represents that it is an experienced concessionaire
     ----------
     fully qualified to supervise and operate the Concession. SEAVISION shall obtain and maintain in full force and effect throughout the term of this Agreement, any and all permits or licenses necessary to operate the Concession, including but not limited to trademark and copyright licenses.

12. Certain Obligations
    -------------------

     a)  Health and Moral Character.  SEAVISION shall only employ persons who
         --------------------------
         are in good health, sober and of good moral character. Each of SEAVISION's Operators must hold a doctor's health report on a form approved by RCCL indicating that the employee is medically fit for service on board the Vessel in accordance with standards established by RCCL and which are the same as for RCCL's own employees. It shall be SEAVISION's sole responsibility to employ persons who have valid passports, visas and all other permits required by any governmental authority whether United

         States or foreign in order that they might enter and leave the ports of call of the Vessel.

     b)  SEAVISION Employees.  SEAVISION's Operators are solely the employees of
         -------------------
         SEAVISION and shall, under no circumstances, be deemed employees of RCCL. SEAVISION is solely responsible for the payment of all wages, vacation pay, commissions, benefits and repatriation expenses of each of its employees. SEAVISION shall comply with all applicable laws, governmental regulations or other governmental requirements relating to wages, tax withholding and benefits paid to employees and governing SEAVISION's conduct in connection therewith.

     c)  Independent Contractor and Waiver of Maritime Lien.  SEAVISION
         --------------------------------------------------
         understands that it is not the agent of RCCL but is an independent contractor and has no right to pledge the credit of RCCL or any Vessel in any manner or sum whatsoever. SEAVISION shall not contract with any supplier of merchandise unless the supplier executes a purchase order containing a conspicuous notice to the effect that SEAVISION has no right or authority to bind any Vessel or create a lien upon them and that by acceptance of such purchase order, the supplier acknowledges that he/she looks solely to SEAVISION and not the Vessel for payment of goods ordered. Neither SEAVISION nor SEAVISION's Operator shall have the right to assert maritime liens on any Vessel for any payments due to them and SEAVISION, on behalf of itself and its employees, hereby waives any rights that SEAVISION or its employees may have to assert claims against RCCL under the Jones Act, U.S. Code Section 688 et seq, or any other applicable law. In the event that a lien is placed on any Vessel in contradiction of the terms hereof or as a result of any act, omission or neglect by SEAVISION or its employees, SEAVISION shall remove immediately, by bond or otherwise, any such lien or reimburse RCCL for the cost incurred by RCCL in obtaining its removal. Neither this Concession Agreement nor the relationship of the parties hereby created constitutes a partnership or a joint venture.

     d)  Picket Lines.  SEAVISION shall immediately take all lawful action, at
         ------------
         its sole expense, to effect removal of any picket line or other impediment to a Vessel's sailing resulting from any labor dispute between SEAVISION and its employees or subcontractors.

     e)  Agent.  SEAVISION irrevocably appoints the Master and Vessel's Hotel
         -----
         Manager as its agent, with the power of overall supervision of SEAVISION's Operator for purposes of health, safety and discipline of each Vessel. For this purpose, SEAVISION's Operator will sign on Ship's Articles and obey the Master's Rules and Regulations. The foregoing will not in any way detract from modify SEAVISION's status as an independent contractor or its employer-employee relationship with its personnel, and its right to control its employees as described herein.

     f)  Repatriation.  In the Master's discretion, and for purposes of health,
         ------------
         safety and discipline, the Master of any Vessel may require any employee of SEAVISION to be removed with the employee's belongings from the Vessel at any time when the Vessel is in port. If for any reason any of SEAVISION's Operator is unable to be on board a Vessel upon its scheduled departure from any port, SEAVISION shall be responsible for the repatriation of said party, and SEAVISION shall be fully responsible for any and all fines, penalties, and assessments levied by any third party in connection with any violation of the immigration laws of any government, nation, or country.

     g)  Prohibited Acts.  SEAVISION's Operator are not permitted:
         ---------------

          i) To carry or consume on board any Vessel any narcotic or other drug which is prohibited, or for which a doctor's prescription would be required, except pursuant to a program of medical care under the direct supervision of the Vessel's doctor;

          ii) To board the Vessel in an intoxicated state or to consume alcoholic beverages aboard the Vessel to the point of intoxication or to the point where during the subsequent performance of their duties such consumption could become apparent to the passengers;

          iii) To engage in any form of gambling aboard the Vessel; and

          iv) To sell any merchandise to passengers or crew members except in the course of their duties and only during the agreed hours of operation of SEAVISION's Concession thereunder.

13.  Insurance.
     ---------

     a)  Marine Hull and Machinery.  RCCL agrees that the Vessel's owners shall,
         -------------------------
         at their own expense, provide and maintain marine hull and machinery and war risk hull and machinery insurance covering the Vessel, with first class marine underwriters, which insurance shall be endorsed to designate the owners as the sole loss payee. In the event that SEAVISION or its employees cause any loss or damage covered by this insurance, or which would have been covered by this insurance but for any deductible, SEAVISION agrees to reimburse owners for the deductible applicable to such loss or damage; provided however, SEAVISION's obligation to reimburse shall not exceed $500,000. While SEAVISION will not be named in this insurance as an additional assured, neither the owners nor the underwriters shall have any further right of recovery or subrogation in excess of said deductible against SEAVISION on account of any loss or any damage covered by such insurance.

     b)  Protection and Indemnity.  RCCL shall, at its own expense, obtain and
         ------------------------
         maintain protection and indemnity insurance with first-class Marine Underwriters which shall provide coverage to RCCL and SEAVISION. In the event that SEAVISION or its employees cause any loss or damage covered by this insurance, or which would have been covered by this insurance but for any deductible, SEAVISION agrees to reimburse owners for the deductible applicable to such loss or damage; provided however such reimbursement shall not exceed $500,000.

     c)  Medical.  RCCL shall provide, at no charge to SEAVISION, the use of its
         -------
         shipboard medical facilities for employees of SEAVISION while working on the vessel. In addition, RCCL will permit SEAVISION to use the shoreside medical facilities with which RCCL has provider agreements for medical care for SEAVISION's employees who are working on RCCL's vessels; provided, however, if SEAVISION elects to use such shoreside facilities, SEAVISION shall reimburse RCCL for all expenses associated with such medical care.

     d)  SEAVISION's Insurance.  SEAVISION shall maintain general liability
         ---------------------
         insurance, in form and content acceptable to RCCL. Such insurance shall name RCCL as an additional named insured and shall provide that the insurance may not be canceled or modified without at least thirty
         (30) days prior written notice to RCCL. In addition, SEAVISION shall be responsible for obtaining insurance for its equipment on the Vessel against any and all damage.

     e)  Limitation of Liability.  Except as expressly provided elsewhere in
         -----------------------
         this Agreement, no party shall be liable for any indirect, special or consequential damages arising out of this Agreement. SEAVISION's liability shall not exceed $500,000 in the aggregate, provided however, that the foregoing limitations shall not apply to damages resulting from the gross negligence or willful misconduct or SEAVISION, its employees or agents. The warranties expressly set out in this Agreement are exclusive and are in lieu of all other warranties, express or implied, including without limitation the implied warranty of merchantability and fitness for a particular purpose or any implied warranties arising from course of performance, course of dealing or usage of trade.

14.  Itinerary Changes, Sale of Vessel etc..   RCCL, in its sole discretion and
     --------------------------------------
     without liability to SEAVISION, may change the itineraries of the Vessels. RCCL may sell or charter any Vessel to bona fide unaffiliated third parties, or otherwise remove any Vessel from the cruise trade, in which case the Concession granted with respect to such Vessel shall terminate without any further right or liability hereunder upon forty-five
     (45) days written notice to SEAVISION. In the event RCCL sells or removes a Vessel from the cruise trade during the first [Redacted - confidential treatment requested] months of the Term of this Agreement, RCCL agrees to do one (1) of the following (RCCL may elect which option it wishes to undertake):

     a) Assign RCCL's contract rights and obligations on the Vessel being sold to the new owner of the Vessel;

     b) Install the System on a different RCCL vessel, which vessel shall be subject to SEAVISION's approval, which shall not be unreasonably withheld; or

     c) Pay SEAVISION the amount set forth below to compensate SEAVISION for non-recoverable losses resulting from the installation and dismantling of the System on the Vessel:

          Number of Months after Installation  Compensation
          -----------------------------------  ------------

          [Redacted - confidential treatment requested]

          In the event RCCL selects either option a) or b) above, no compensation shall be due SEAVISION. Notwithstanding anything to the contrary, this Section 14 does not apply in the event RCCL terminates this entire Agreement pursuant to Section 7.

15.  Force Majeure.  RCCL shall not be liable to SEAVISION for any cruise
     -------------
     delays, cancellations or deviations, or any loss or damage to SEAVISION's property, caused by acts outside the reasonable control of RCCL, including Acts of God, acts of war, public enemies, government restrictions, perils of the sea, mechanical difficulties, seizure or arrest of the Vessel, or acts of passengers or other third parties.

16.  Indemnification.
     ---------------

     a)  SEAVISION.  SEAVISION shall indemnify and hold harmless RCCL, the
         ---------
         Vessels' owners, the successors and assigns of the foregoing, and their respective officers, directors, employees and agents from and against all damages, liabilities, claims and expenses (including attorneys' fees and payments for deductibles under any insurance policies) arising from or based upon SEAVISION's operations, or any act, omission or neglect by SEAVISION or its employees or agents.

     b)  RCCL.  RCCL shall indemnify and hold harmless SEAVISION, its successors
         ----
         and permitted assigns, and their respective officers, directors, employees and agents from and against all damages, liabilities, claims and expenses (including attorneys' fees and payments for deductibles under any insurance policies) arising from or based upon RCCL's operations or any act, omission or neglect by RCCL or its employees or agents.

     17.  Default.
          -------

          a)  Termination Upon Default.  Either party may terminate this
              ------------------------
              Agreement immediately upon the occurrence of an event of default by the other party. The following shall constitute events of default under this Agreement:

               i) Breach by either party of its obligations under this Agreement, which such breach shall not be remedied within thirty (30) days after receipt by the breaching party of written notice thereof from the other party; provided however, if such breach is as a result of software errors or malfunctions, the cure period shall be sixty (60) days from receipt of written notice and SEAVISION shall provide RCCL with a written plan and timetable to remedy such software problem within fifteen (15) days of receipt of written notice of such breach; or

               ii) The making by either party of any statement, representation or warranty in this Agreement or in any document furnished or to be furnished to the other party in connection herewith which shall prove to be knowingly or recklessly untrue or incorrect in any material respect, when made; or

               iii) Either party (A) applying for or consenting to the
                    appointment of a receiver, trustee or liquidator of all or a substantial part of its assets; (B) being unable or failing to pay or admitting in writing its inability or failure to pay its debts as they mature; (C) making a general assignment for the benefit of creditors; (D) being adjudicated a bankrupt or insolvent or being dissolved; (E) filing a petition in bankruptcy or for reorganization or for an arrangement pursuant to a bankruptcy act or any insolvency law; or (F) filing an answer admitting the material allegation of, or consenting to, or defaulting in answering a petition filed against it, in any bankruptcy, reorganization or insolvency proceeding.

          b) Rights and Remedies. Termination of this Agreement upon an event of default shall be without prejudice to any other rights and remedies available to the terminating party.

18.  Applicable Law.  This Agreement shall be governed by and interpreted in
     --------------
     accordance with the laws of Florida to the exclusion of all choice-of-law rules which might otherwise be applicable except to the extent that circumstances would reasonably require application of the admiralty and maritime laws of the United States or the maritime laws of some other jurisdiction to resolve specific issues pertaining solely to health and safety or to mandatory requirements imposed by the laws of the state of the Vessel's registry. Venue for all matters hereunder shall be in the courts in Miami, Florida.

19.  Confidentiality.  Except as permission may be specifically granted to
     ---------------
     SEAVISION in writing and in accordance with RCCL's rules, SEAVISION agrees to hold in confidence and not disclose to any third party, except to authorized persons in the course of its work for RCCL, any and all information or data of a confidential nature not generally available to the public that is delivered to SEAVISION, or that SEAVISION obtains, in the course of its work for RCCL, relating to the business or operations of RCCL or its associated companies, including, but not limited to, financial information, marketing plans, passenger names, personal data and addresses, designs, processes and agreements. SEAVISION further agrees to comply with all confidentiality agreements between RCCL and third parties (to the extent SEAVISION is notified of such agreements) and understands that its obligations under this confidentiality provision shall continue after the expiration of this Agreement and until RCCL specifically releases such obligations in writing.

     Except as permission may be specifically granted to RCCL in writing and in accordance with SEAVISION's rules, RCCL agrees to hold in confidence and not disclose to any third party, except to authorized persons in the course of its work, any and all information of a confidential nature not generally available to the public that is delivered to RCCL, or that RCCL obtains, in the course of its work with SEAVISION, or as a result of SEAVISION's performance of its obligations under this Agreement, relating to the business or operations of SEAVISION or its associated companies, including, but not limited to, (i) any knowledge gained by RCCL of SEAVISION's proprietary application software or the configuration of the System; (ii) SEAVISION's marketing and sales materials; (iii) the format of SEAVISION's reports, including those for data management, revenue remittance and marketing surveys; and (iv) SEAVISION's marketing and financial information. RCCL further agrees to comply with all confidentiality agreements between SEAVISION and third parties (to the extent RCCL is notified of such agreements) and understands that its obligations under this confidentiality provision shall continue after the expiration of this Agreement and until SEAVISION specifically releases such obligations in writing.

     RCCL acknowledges that the System represents and will continue to represent the valuable, confidential and proprietary property of SEAVISION. SEAVISION is not by this Agreement conveying to RCCL any exclusive proprietary or ownership rights in the System, including, but not limited, to any patent, copyright, trademark, service mark, trade secret, trade name or other intellectual property rights, except that RCCL will have the limited rights expressly set forth in this Agreement. Accordingly, RCCL acknowledges that, except as expressly provided for in this Agreement, RCCL possesses no title to or ownership of any System or any portion thereof. RCCL will keep the System free and clear of all claims, liens and encumbrances resulting from actions or omissions of RCCL.

     Each party agrees, during the Term of this Agreement and thereafter, to maintain the confidential nature of the terms and conditions of this Agreement.

     Each party acknowledges that its violation of its confidentiality or non-disclosure obligations under this Agreement may cause irreparable damage to the other that cannot be fully remedied by money damages. Accordingly, in the event of any such violation or threatened violation, the injured party will be entitled, in addition to pursuing any other remedy available to it under this Agreement or at law, to obtain injunctive or other equitable relief from any court of competent jurisdiction as may be necessary or appropriate to prevent any further violations thereof.

20.  Miscellaneous.
     -------------

     a)   Entire Agreement.  This Agreement shall constitute the entire
          ----------------
          agreement between the parties relative to concessions on the Vessels and all prior negotiations, agreements and communications shall be merged herein and superseded hereby.

     b)   Amendments.  The terms of this Agreement may not be waived, altered,
          ----------
          modified, amended or supplemented in any manner whatsoever except by a written document duly executed by both parties hereto.

     c)   Assignments.  Neither party may assign this Agreement, in whole or in
          -----------
          part, without the prior written consent of the other party.

          The foregoing is not intended to apply to a sale of the stock of either company or a merger or consolidation which results in a change of ownership of the company.

     d)   Press Releases.  The parties shall consult with each other and issue a
          --------------
          press release with respect to this Agreement as soon as practical after the execution hereof. During the term of this Agreement, RCCL agrees to use best efforts to include a reference to SEAVISION in any press releases relating to any vessels on which the System is installed (or is planned to be installed) and in which interactive television services are discussed.

     e)   Waivers.  No waiver by any party of any inaccuracy of representation,
          -------
          breach or rights or remedies provided hereunder and no course of dealing shall be deemed a continuing waiver of the same inaccuracy, breach or any other right or remedy, unless such waiver is in writing and is signed by the party sought to be bound. The failure of a party to exercise any right or remedy shall not be deemed a waiver of such right or remedy in the future.

     f)   Modification and Severability.  If a court of competent jurisdiction
          -----------------------------
          declares that any provision of this Agreement is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully legal, valid or enforceable, and this Agreement otherwise shall remain in full force and effect.

     g)   Enforceability.  This Agreement shall be enforceable by and against
          --------------
          RCCL and SEAVISION and their respective successors and permitted assignees.

     h)   Books and Records.  SEAVISION shall at all times keep complete and
          -----------------
          accurate books, records and accounts pertinent to this Agreement. Said books, records and accounts shall be retained for a period of at least three (3) years after the expiration or other termination of this Agreement and shall, at all reasonable times, be accessible to and open for inspection, examination, audit and copying by RCCL.

     i)   Notices.  All notices, demands, requests and other communications
          -------
          required or permitted to be given to any party hereto in connection herewith (1) must be in writing and (2) may be served either by (A) depositing the same in the mail, full postage prepaid, certified or registered with return receipt requested, (B) delivering the same by an internationally recognized air courier service, full delivery cost paid, (C) delivering the same in person, or (D) sending a telecopy of same, confirming with a copy thereof delivered either by mail or air courier service. Any notice, demand, request or other communication served in the foregoing manner shall be deemed given upon delivery in person, three business days after mailing, two business days after sending by air courier, or on the first business day after sending by telecopy. For the purposes hereof, the addresses and telecopier numbers of the parties hereto are as follows:

          If to RCCL:      Royal Caribbean Cruises Ltd.
                                1050 Caribbean Way
                                Miami, Florida 33132
                                Attn: Executive VP, Operations
                                Telecopier Number (305) 372-0441
                                cc:   Legal Department

          If to SEAVISION:      SeaVision Inc.
                                381 Mansfield Avenue
                                Pittsburgh, PA 15220
                                Attn: Brian Blair, Chief Operating Officer
                                Telecopier Number (305) 377-2221

Any party hereto may change its address for the purposes hereof by giving notice of such change of address to the other party in the manner provided herein.

     IN WITNESS WHEREOF, RCCL and SEAVISION have executed this Agreement the dates set forth below.


SEAVISION INC.,
a Delaware Corporation



By:
   --------------------------------
Name:  Brian Blair
Title:  Chief Operating Officer
Dated:  September 17, 1996

Royal Caribbean Cruises Ltd.,
a Liberian corporation



By:                                   By:
   ------------------------------        ------------------------------
Name:  Peter G. Whelpton              Name:  G. Edward Bollinger
Title: Executive Vice President,      Title:   Vice President, Purchasing
         Operations                            Properties & Logistics
Dated:  September 17, 1996    Dated:  September 17, 1996

Exhibit A: Description of System (hardware and software components) Exhibit B: Description of Services
 Annex 1: Gaming Guidelines
Exhibit C: Technical Performance Standards
Exhibit D: Specifications
Exhibit E: Cost of Goods
Exhibit F: Settlement Form
Exhibit G: List of Reporting Requirements
Exhibit H: HVAC Specifications
Exhibit I: Privileges

                                   EXHIBIT A

                Primary Hardware and Software Components of the
                       System to be provided by SeaVision
                       ----------------------------------

Components:

 .    1 Master Control Processor (MCP) - Pentium based server machine controlling
     [Redacted - confidential treatment requested]

 .    1 Communications Control Processor (CCP) - [Redacted - confidential treatment requested]

 .    [Redacted - confidential treatment requested] Interactive Session
     Processors (ISPs) -Pentium based computers [Redacted - confidential treatment requested]

 .    [Redacted - confidential treatment requested] Video Cassette Players (VCPs)
     -Standard VCR tape players to play movies on interactive system, available only on VCR tape. Most first run movies are currently available only in VCR format. Power and AC requirements are 0.65 amps and 225 BTUs for each VCP.

 .    SeaVision Interactive Allocator - Software for [Redacted - confidential treatment requested]

 .    SeaVision Database Engine - Software for [Redacted - confidential treatment requested]

 .    SeaVision CCP Interface - CCP based software to control the interface
     [Redacted -confidential treatment requested]

 .    SeaVision SPMS Protocol - Network interface specification to enable development of the custom interface to the shipboard property management system.

 .    Peripheral Printers (quantity to be determined once remote printer locations have been identified, not to exceed five locations).

Notes:

 .    All software will be the latest product version available at time of installation.

 .    Software updates will be received by the shipboard operator on 4mm DAT tape. Updates will bc delivered on a periodic basis as problem fixes and module enhancements are made available.

                                   EXHIBIT B

       Entertainment and Interactive Services to be Provided by SEAVISION
       ------------------------------------------------------------------

"Basic" SEAVISION Package: Services Provided at No Charge
---------------------------------------------------------

 .    In-Cabin Room Service Ordering: Passengers will be able to order RCCL's standard room service menu, including beverages charged to their cabin account, through the System. Orders will be printed out in appropriate pantries and/or galleys for delivery by RCCL personnel. SEAVISION shall provide, as part of the System, printers and/or monitors to be used in such pantries and/or galleys for such purpose.

 .    Shore Excursion Ordering:  Passengers will be able to watch videos of shore excursions and purchase tickets for shore excursions on and through the System by using their television remote-control. Orders will be printed out in the appropriate shore excursion office of RCCL, with tickets in respect thereof to be delivered by RCCL personnel. The System, at RCCL's option, will provide appropriate inventory control. SEAVISION will assist with the development of the interface with RCCL's shore excursion system.

 .    Guest Survey:  The System shall include guest satisfaction and guest information surveys the forms of which are to be agreed upon by RCCL. RCCL may periodically adjust or revise such questions.

 .    Cruise Compass:  The System shall include the daily Cruise Compass.

 .    Wine Ordering: Passengers will be able to view a wine menu on the System and order their selection with their television remote-controls. Orders will be printed out in the Wine Steward's office or wine cellar, for delivery by RCCL personnel at the designated meal.

 .    Interface with RCCL's Property Management System:  The System will interface with the Vessel's property management system to enable appropriate charges to be applied to passenger accounts.

 .    Interface with RCCL's Shore Excursion System:  The System will interface with the Vessel shore excursion system to enable shore excursion tickets to be ordered and appropriate charges to be applied to passenger accounts.

 .    Passenger Folio Review:  Each passenger will be able to use the System to review a summary of their on-board account.

 .    Access Control:  The System will be designed to limit access to only those persons who are adult passengers or who are minors under adult supervision. Passengers will be able to limit access to various services, such as gaming and adult programming, by enabling lock-out codes and using password procedures.

 .    Report Generation:  The System will generate detailed activity reports, which will be made available to RCCL for the purposes of revenue payments to SEAVISION. SEAVISION shall also provide, at RCCL's request, reports pertaining to passenger usage of the System.

 .    Language Options:  The System will have the modules available in various languages, to be mutually agreed upon between RCCL and SEAVISION.

 .    Future Cruise Module:  RCCL will be able to feature information on other cruises and itineraries through the System.

 .    Gaming Tutorials:  The system shall provide on demand access to various gaming tutorials.

 .    Safety Instructions:  The System shall provide on demand access to safety information regarding the Vessel.

     RCCL shall be responsible for providing all ticket stock, videos and photographs for shore excursions, wine ordering, gaming tutorials, future cruise modules and safety instructions. RCCL shall retain control over all materials included in such programs. RCCL may choose, at its option, to produce its own videos and photographs, retain SEAVISION for this purpose and reimburse SEAVISION for all its costs incurred in connection with producing the same, or contract with a third party to produce such videos and/or photographs, provided, however, that any videos and photographs produced by any such third party shall in all ways meet SEAVISION's technical standards for use on the System. If RCCL elects to have SEAVISION produce any such videos or photographs, SEAVISION shall provide RCCL with detailed cost estimates prior to the initiation of video and photograph production. Such estimates will include the cost of preproduction scripting and preparation and the cost of sending crews aboard RCCL's Vessels for taping, photographing and post-production editing. RCCL shall pay these costs directly to SEAVISION as a supplier.

     In the event RCCL selects to use any shore excursion videos in SEAVISION's library at no charge, RCCL agrees to permit SEAVISION to use any generic shore excursion videos prepared by RCCL to be used by SEAVISION on other cruise vessels on which SEAVISION has installed the System. RCCL shall have no obligation to use SEAVISION's videos for shore excursions and in the event RCCL selects to solely use RCCL's videos or to pay for the use of SEAVISION's videos, then RCCL shall not be required to allow SEAVISION to use the RCCL videos.

Revenue-Generating and Pay-Per-View Entertainment Services
-----------------------------------------------------------

RCCL will be entitled to a portion of the Adjusted Gross Revenues generated by the following revenue services, pursuant to and in accordance with the terms of
Section 5 of the Agreement.

RCCL may terminate any individual revenue service on any Vessel without cause upon ninety (90) days prior written notice to SEAVISION; provided the following conditions are met:

     (i) In the event of termination of any individual revenue service, the revenue sharing arrangement set forth in Section 5 of the Agreement may be subject to renegotiation;

     (ii) No revenue service may be terminated during the first six (6) months of the Term of the Agreement;

     (iii) RCCL may not terminate more than one (1) revenue service during any six (6) month period; and

     (iv) RCCL shall pay SEAVISION monthly an amount equal to SEAVISION'S portion of the Adjusted Gross Revenue which would have been generated by such terminated revenue service. Such payment shall be based upon the average historical Adjusted Gross Revenue generated by such service for the six (6) months immediately preceding the termination and shall take into account the revenue sharing arrangements set out in Section 5 of the Agreement; provided however, such payment shall cease upon the occurrence of the earlier of either of the following events:

         (a)  Termination of the Agreement; or

         (b) The Revenue Sharing Date is reached as set out in Section 5.b) of the Agreement.

Revenue Services:

 .   Video-on-Demand:  Passengers will be able to purchase movies and other entertainment options such as taped concerts, on demand, using the System and their television remote-control. SEAVISION shall determine the fee that will be levied for each such order and charged to such passengers' respective onboard accounts. Such fee shall be subject to RCCL's prior approval, which shall not be unreasonably withheld, and in any event shall be consistent with the fees charged for similar services on comparable cruise lines and luxury hotels. Subject to RCCL's approval, adult programming may be offered. SEAVISION shall be responsible for all licenses, including but not limited to copyright licenses, which are needed in order to show such entertainment.


 .   Gaming Options:  Passengers will be able to play video slots, blackjack and poker on the System. Any additional games that SEAVISION may desire to provide on the System shall be subject to the parties' mutual agreement. RCCL will determine the value of each individual credit that passengers may purchase and charge to their cabin accounts and any other applicable limits. Specific requirements and guidelines regarding the Gaming Options are defined Annex 1 to this Exhibit.

 .   Shopping:  SEAVISION will offer passengers interactive video shopping on the
    System.

         Third Party Vendors. RCCL will retain the right to approve and disapprove the items offered for sale and the third party suppliers providing those items. RCCL has the right to require any items to be deleted upon fourteen (14) days notice. All such suppliers shall offer a minimum of a thirty (30) day money back guarantee on all items sold via this service. All third party suppliers shall promptly and professionally respond to complaints regarding such items and shall maintain a toll-free number to expeditiously handle such complaints. All items shall be delivered to the passenger's selected address within two weeks of ordering. SEAVISION shall obtain a signature of any passenger ordering items through the System. SEAVISION will provide fulfillment services for products sold through the System which are not offered by RCCL or RCCL's concessionaires on board the Vessel.

         RCCL shall have the right to offer its own items for sale on the System. In the event RCCL elects to offer its own items on the System, RCCL shall pay SEAVISION [Redacted - confidential treatment requested] of the adjusted gross revenue of the sales of such RCCL goods and products. SEAVISION shall not be entitled to any other portion of the revenues generated by the sale of such RCCL goods. SEAVISION shall not charge RCCL for the production costs for implementing the sale of such goods on the System; provided such costs are in line with the normal and customary shopping provided on the System (e.g. the format currently used by The Nature Company or the Thornberry Collection). In the event RCCL wishes to present its goods in a manner which is different than such goods on the System, RCCL shall be responsible for any additional production costs.

 .   Advertising and Promotion:  SEAVISION shall have the exclusive right to sell advertising on the System (excluding Regular Television) to third parties for the purposes of advertising, promotions and marketing of their companies, products or services. SEAVISION does not have the right to sell any advertising which is port-specific (i.e. which identifies a particular store, vendor or service provider located in a port of call to which the Vessel calls), unless RCCL expressly approves such advertising in writing in advance.

         RCCL shall retain the right to approve such third party advertisers and the manner in which any such advertising is presented. RCCL shall designate the individual responsible for granting such approvals on its behalf, and such individual shall provide SEAVISION with general guidelines for advertising and marketing activities and the procedure which SEAVISION shall follow in submitting advertising and marketing proposals for RCCL's consideration. At the time of the request for approval, SEAVISION shall identify the length of time of the advertising commitment, which in no event shall be longer than twelve (12) months. RCCL shall notify SEAVISION of its approval or denial of any advertising proposal within 15 business days after SEAVISION's written submission thereof. In the event RCCL fails to notify SEAVISION of its decision within that period, it shall be deemed to have disapproved that submission.

         Interactive advertising on the System by concessionaires on board the Vessel, including but not limited to the beauty salon and spa and photographer will be by mutual agreement between SEAVISION and those suppliers. RCCL will be entitled to a portion of the Adjusted Gross Revenues generated by any fees paid by such concessionaires, pursuant to and in accordance with the terms of Section 5 of the Agreement.

         Notwithstanding the foregoing, nothing herein or in the Agreement is intended to prevent RCCL from undertaking advertising and promotions on the "Regular Television" portion of the System, including but not limited to, advertising and promotion of the beauty salons, photographers, port lecturers and port shopping, casinos, gift shops, shore excursions, suppliers and similar such activities. SEAVISION shall not be entitled to any fees or any portion of any revenues generated by such advertising or promotion.

         In addition, SEAVISION acknowledges and agrees that the promotion of RCCL's services and suppliers on the System (e.g. the display of third party logos together with the promotion or description of goods being offered on the Vessel as described in the Basic SeaVision package for the Vessel) shall not constitute advertising and shall not violate the exclusivity given to SEAVISION. By way of example, the use of a vineyard's logo by the products on the wine ordering services module, the display of a beverage supplier's logo near the beverages on the room service menu, or the featuring of a particular shore excursion, shall not constitute advertising.

 .   Digital Photography:  RCCL at its option, may select as an additional feature for the System to provide digital photography. If selected, passengers will be able to view in their cabins personal photographs taken by the on-board photo concessionaire. The system will display the photographs allowing the passengers to purchase a variety of sizes and poses. This services can include, subject to RCCL approval, kiosk based applications which will provide an entertaining and easy-to-use graphical, touch screen interface to purchase "instant" photographs with a wide variety of backgrounds and in various sizes. In the event RCCL selects to offer such service, the terms of the service shall be set forth in an addendum to this Agreement.

 .   Crew Amenities:  RCCL, at its option, may elect to have additional services provided to its crew on the Vessels, subject to the prior mutual agreement of the parties.

Annex 1:

                  Gaming Options - Requirements and guidelines

RCCL shall have control over all game rules, denomination, theoretical hold percentage and award structure (including all jackpots). The payout percentages shall be comparable to those set in RCCL's own casinos.

RCCL has the right to independently verify all meter readings for the video gaming.

RCCL will set the hours of operation for the video gaming; which hours shall be set taking into account applicable laws, rules and regulations and which shall be consistent with the hours set for RCCL's own casino.

RCCL shall have the right to approve in advance any program changes affecting the video gaming. All such changes shall be made in the presence of an approved RCCL employee (e.g., slot technician).

SEAVISION shall ensure that all video gaming complies with any and applicable rules, regulations and laws, including but not limited to the regulations of the Nevada Gaming Control Board.

                                   EXHIBIT C

                 Technical Performance Standards for the System

Server Capacity

 .   The system will be sized according to actual usage demand of the ship.
    Demand levels may change throughout the term of the Agreement. Factors which affect sizing of the system include the following:

         [Redacted - confidential treatment requested]

 .   During routine operation of the system, the system will be designed to process [Redacted - confidential treatment requested] of system inquiries utilizing a dedicated Interactive Session Processor (ISP) without a delay greater than [Redacted - confidential treatment requested] to each inquiry. Routine operation of the system shall be defined as all itv functions after leaving the Barker Channel. The system shall be designed to transfer from the Barker Channel to a [Redacted - confidential treatment requested] within [Redacted - confidential treatment requested] of the time. Should this specification not be attained by the system, SeaVision agrees to improve system performance to acceptable levels within [Redacted - confidential treatment requested] This improvement may include, but is not limited to, the addition of processing equipment. RCCL shall be required to provide space, air conditioning and power to facilitate the installation of such additional processing equipment.

RF System

 .   The SeaVision Radio Frequency (RF) mixing network located in the Broadcast
    Center will support the ship's existing Free to Guest channels. A total of twenty (20) channels will be allocated for Free to Guest channels. The SeaVision RF mixing network will act as the final launch point for input to the ship's RF plant. In the event that the SeaVision system is not operational, Free to Guest channels will remain unaffected.

 .   The final output of the mixed signals will be +15Bm V flat +/-3dB.

 .   The ship's existing distribution amplifier settings shall remain as in accordance to the ship's RF design specification. The maximum tilt shall not exceed 6 dB across the amplifier's entire bandwidth.

 .   The minimum Carrier to Noise ratio at the end of any RF trunk in the ship's
    RF plant shall be 41 dB or better.

 .   Adjacent channel visual carriers shall not differ more than 3 dB.

 .   All passive devices will have a minimum port to port isolation of 20dB.

 .   An RF return module will be added to the ship's RF amplifiers, if the amplifiers will support the device. If the amplifier will not support the RF return module, then the entire amplifier modules will be removed. Depending on availability, the new amplifiers will be of the same manufacturer and model series in order to utilize the existing housing and plant connections.



                                      -2-
                                                                         9/17/96

                                   Exhibit D

                                 Specifications

To be completed within thirty (30) days of execution of the Agreement.

                                   Exhibit E

                   "Adjusted Gross Revenues" - Cost of Goods

 .   Cost of Goods in the case of products and services sold through the system.
    - Current Retailers and Products offered (Retailers, Products and Cost Pricing subject to change)

         1)  The Thornberry Collection -  [Redacted - confidential treatment requested]
         2)  All Stuffed Up -             [Redacted - confidential treatment
                                          requested]
         3)  Wenger Swiss Army -          [Redacted - confidential treatment
                                          requested]
         4)  Perry Ellis -                [Redacted - confidential treatment
                                          requested]
         5)  Bobby Jones Sportswear -     [Redacted - confidential treatment
                                          requested]
         6)  The Nature Company -         [Redacted - confidential treatment
                                          requested]
         7)  The Sharper Image -          [Redacted - confidential treatment
                                          requested]
         8)  Lenox China -                [Redacted - confidential treatment
                                          requested]

 .   The Cost to SeaVision for Pay-Per-View Programming.

    -  Current Distributors (Cost Basis subject to change)

         1) Swank Motion Pictures (General Audience) - [Redacted - confidential treatment requested]
         2) Media Licensing, Inc. (Mature Content) - [Redacted - confidential treatment requested]

 .   The commissions paid by SeaVision to* third parties for advertising sold on the system. The commissions shall not exceed [Redacted - confidential treatment requested]

 .   Credits paid by RCCL to passengers in the case of gaming on the system.



*bona fide, arm's length

                                   EXHIBIT F

12-Aug-96

                                SEAVISION, INC.
                   detailed Income Statement By Period
                   Period Ending 06/30/96


                          ROYAL CARIBBEAN CRUISE LINES
                          ----------------------------

                           Current   Year    Totals
                           Period   to Date  to Date
                           -------  -------  -------

REVENUE:

Revenue - Advertising        $0.00    $0.00    $0.00
Revenue - Gaming             $0.00    $0.00    $0.00
Revenue - Movies             $0.00    $0.00    $0.00
Revenue - Shopping           $0.00    $0.00    $0.00
                             -----    -----    -----
  Total Revenue              $0.00    $0.00    $0.00
                             -----    -----    -----

COST OF GOODS:

Shopping Products            $0.00    $0.00    $0.00
Pay Per View Fees:
 Swank Motion Pictures       $0.00    $0.00    $0.00
 Graff, Inc.                 $0.00    $0.00    $0.00
Advertising Commissions      $0.00    $0.00    $0.00
                             -----    -----    -----
  Total Costs of Goods       $0.00    $0.00    $0.00
                             -----    -----    -----

Adjusted Gross Revenues      $0.00    $0.00    $0.00
                             =====    =====    =====
REVENUE SHARE                $0.00    $0.00    $0.00
                             =====    =====    =====
DUE TO SEAVISION             $0.00    $0.00    $0.00
                             =====    =====    =====

                                   Exhibit F

                             MOVIES - Pay per view

              Swank Motion Pictures
              -----------------------


         Date             Voyage   No.  Revenues  No.  Revenues

    06/01/96             08960525    0     $0.00    0     $0.00
    06/08/96             08960601    0     $0.00    0     $0.00
    06/15/96             08960608    0     $0.00    0     $0.00
    06/22/96             08960615    0     $0.00    0     $0.00
    06/29/96             08960622    0     $0.00    0     $0.00

                        -----------------------------
Totals                               0     $0.00    0     $0.00
                        -----------------------------
Accumulated Totals                   0     $0.00
                -------------------------------------
DUE TO SWANK                                              $0.00


                                     Page 3
                                   Exhibit F

MOVIES - Pay per view


                  Graff, Inc.
                  -----------


     Date        Voyage   No.  Revenue

    06/01/96    08960525    0    $0.00
    06/08/96    08960601    0    $0.00
    06/15/96    08960608    0    $0.00
    06/22/96    08960615    0    $0.00
    06/29/96    08960622    0    $0.00
               ----------------
Accumulated Totals          0      $0.00
               ----------------
DUE TO GRAFF                                       $0.00
                                                   =====


                                     Page 4
                                   Exhibit F

SHOPPING VENDORS:



                Thornberry
                --------
     Date       Voyage #  Retail  Shipping  Revenues

    06/01/96    08960525   $0.00     $0.00     $0.00
    06/08/96    08960601   $0.00     $0.00     $0.00
    06/15/96    08960608   $0.00     $0.00     $0.00
    06/22/96    08960615   $0.00     $0.00     $0.00
    06/29/96    08960622   $0.00     $0.00     $0.00
               -------------------------
Totals                     $0.00     $0.00     $0.00
               -------------------------
Accumulated Totals         $0.00     $0.00     $0.00
               -------------------------



THORNBERRY
[Redacted - confidential
treatment requested]                 $0.00
   (SEAVISION [Redacted -
confidential treatment requested]
SHIPPING                             $0.00
                                     -----
DUE TO THORNBERRY                    $0.00
                                     -----





                                     Page 5
                                   Exhibit F

                                   EXHIBIT G

The following are accounting related internal control and revenue reports required from the SeaVision system.

Casino
-------

1. Report of "Handle" by game type, by day, and voyage to date.

2. Report of "Win" by game type, by day and voyage to date.

3. Actual Theoretical win % variance report by game type, by date and voyage to date.

4. Revenue Summary by day and voyage to date.

5. Transaction Detail Report by game type, folio, cabin by day and voyage to date.

6. Interface posting report to Back Office system by folio, cabin, day, time and amount by date and voyage to date.

7. Manual post report by date, folio, cabin, amount, name, type, by day, voyage to date and voyage.

8. Transaction detail report on Edit Postings/Corrections made by the System Manager (SeaVision personnel) by date, folio, name, cabin, type, amount, reason code, and user code, by day and voyage to date.

Other Casino Considerations
----------------------------

1. System should have control capability for limiting access to gaming by "minors".

2. The System will record and track all credits, postings and cash-outs.

3. EPROM change and maintenance to be dual controlled by personnel from SeaVision and RCCL.

4. The system must only allow guests to purchase gaming credits by posting a charge against the appropriate folio.

Shore Excursion, Movies, Shopper, Other Revenue areas
-----------------------------------------------------

1. Transaction detail by PLU (tour code, movie name, etc.), description, folio, cabin, name, amount, number of tickets, date, time, by day, voyage to date and voyage.

2. Interface posting report to shore excursion POS by folio, cabin, name, amount, date, time voyage to date and voyage.

                           Exhbit G, page 1                            8/22/96

3. Manual posting report by folio, cabin, name, amount, date, time, by day, voyage to date and voyage.

4. Transaction detail report on Edit Postings/Corrections made by the System Manager (SeaVision personnel) by date, folio, name, cabin, type, amount, reason code, user code, by day, voyage to date and voyage.

5. Sales Summary report by day, type, tender, voyage to date.

6. Sales detail report by day, type, tender, voyage to date.

7. Report of all "Retail" type transactions defined as transactions not folio related. Credit Card transactions would be considered retail and require the following reporting: Credit Card listing by date, credit card number, expiration date, name, cabin, date, amount, type, by day, voyage to date and voyage.

Other Considerations
--------------------

1. Price table maintenance to be dual control by SeaVision and RCCL personnel.

2. System to have ability for flexible length of voyage definition.

3. System Security into folio maintenance, account adjustments, corrections, should be dual controlled.

4. Folio validation process.

All month to date, year to date and life to date reports derived from the SeaVision system shall be the responsibility of RCCL. SeaVision shall promptly supply all data required for the above mentioned reports via 4mm DAT tape and a Microsoft Access template required for compilation of said data. All daily, voyage to date and voyage reports will be printed onboard as per schedule to be determined on a ship by ship basis.

The system shall be designed to recognize a minor "flag" associated with a folio that may in the future be utilized by RCCI. This flag could be used to restrict access to certain ITV modules, and/or restrict charges made via the system.

RCCL will provide a list of reports to be printed on a daily basis for accounting purposes. The time that these reports are printed will be chosen on a ship by ship basis and may, at the discretion of shipboard management, by changed at any time. The approximate time of printing for these reports is expected to be 0400 hrs.



                          Exhibit G, page 2                            8/22/96

                                   EXHIBIT H

Electrical and HTAC Specifications
----------------------------------


Specifications if SeaVision has access to the back of the 2 VCP racks:


================================================================
             Quantity      Amps        VA    Watts       BTU
----------------------------------------------------------------
----------------------------------------------------------------
ISP'S          8           136       20944   14960      46272
----------------------------------------------------------------
Support        2            75       11550   8250       25800
----------------------------------------------------------------
VCP            2            80       12320   8800       27000
----------------------------------------------------------------
TOTALS        12            291      44814   32010      99072
================================================================


Specifications if SeaVision does not have access to the back of the 2 VCP racks:


================================================================
             Quantity       Amps      VA     Watts      BTU
----------------------------------------------------------------
ISP'S          8            136      20944   14960      46272
----------------------------------------------------------------
Support        2             75      11550    8250      25800
----------------------------------------------------------------
VCP            4             80      12320    8800      27000
----------------------------------------------------------------
TOTALS        14            291      44814   32010      99072
================================================================


Rack sizes:


================================================================
          Height           Width         Depth
----------------------------------------------------------------
ISP'S     78 1/2 inches    27 inches     30 3/4 inches
----------------------------------------------------------------
SUPPORT   78 1/2 inches    23 inches     30 3/4 inches
----------------------------------------------------------------
VCP       78 1/2 inches    27 inches     30 3/4 inches
================================================================


Base Sizes:


================================================================
                 Height        Width         Depth
----------------------------------------------------------------
RACK BASE       3 inches       27 inches     30 3/4 inches
----------------------------------------------------------------
RACK BASE       3 inches       23 inches     30 3/4 inches
================================================================

                                   EXHIBIT I
                                   ---------

The following is a list of 2-stripe privileges SeaVision personnel assigned as crew to the vessel are entitled to:

 . Public Areas.  Access to ship's public areas to include the Night Club
  ------------
  (subject to vessels' curfew); access to public areas is subject also to certain designated areas, i.e., designated areas to sunbathe, times to use guest Spa facilities, etc.

 . Dining.  All meals will be taken in the StaffMess.  Use of the Windjammer Cafe
  ------
  is prohibited.  Mid-night Buffet use is permitted only if on-duty.

 . Bar Privileges.  50% on all bar charges to be paid each pay period.
  --------------

 . Gift Shop.  20% on purchases.  No crew are permitted to purchase alcohol by
  ---------
  bottles.

 . Out-Island Privileges.  Access to Out Islands is permitted.  Guests have
  ---------------------
  priority on use of all Out Island facilities. Meal service permitted in last 1/2 hour of service period.

 . Boat Drill.  Mandatory attendance at crew boat drill.
  ----------

 . Dress Code.  SeaVision personnel must adhere to the dress of the day while in
  ----------
  public areas.